Exhibit 10.1

THE WESTERN UNION COMPANY
SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN
(As Amended and Restated Effective February 23, 2012)

1. PURPOSE OF THE PLAN. The Western Union Company Senior Executive Annual Incentive Plan (the “Plan”), originally established effective January 1, 2007, is hereby amended and restated effective February 23, 2012 by the Compensation and Benefits Committee of the Board of Directors of The Western Union Company (the “Company”). The Plan is designed to encourage teamwork and individual performance by providing annual incentive compensation based on the Company's Operating Income, to advance the interests of the Company by attracting and retaining key executives, and to reward contributions made by the Company's Chief Executive Officer and other senior executive officers in optimizing long-term value to the Company's shareholders by connecting a portion of each such executive's total potential cash compensation to the attainment of objective Company financial goals. The Incentive Awards payable under the Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and shall be interpreted in a manner consistent with such intent.

2. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below:

2.1 “Committee” means the Compensation and Benefits Committee of the Company's Board of Directors, or any successor thereto or delegate thereof with the authority to act on behalf of the Committee with respect to this Plan.

2.2 “Corporate Performance Measures” means specified levels of earnings per share, the attainment of a specified price of the Company's common stock, specified levels of earnings before interest expense and taxes, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), growth in EBITDA, operating income, return to stockholders (including dividends), total shareholder return, return on equity, earnings, revenues, growth in revenues, pretax return on total capital, cash flow, cost reduction goals, economic value added, or any combination of the foregoing, or any other financial or strategic measure of company performance as selected by the Committee for a specified performance or measurement period for purposes of this Plan, and as such measures may be adjusted for major nonrecurring and non-operating expense and income items, as determined by the Company and as acceptable to the Committee in its sole discretion, based on the facts and circumstances involved, as determined pursuant to generally accepted accounting principles, and as consistently applied by the Committee.

2.3 “Division or Business Unit Performance Measures” mean specified levels of revenue, operating income, pretax return on total capital, cost reduction goals, economic value added, or any combination of the foregoing, or any other financial or strategic measure of business unit and/or division performance as selected by the Committee for a specified performance or measurement period for purposes of this Plan, and as such measures may be adjusted for major nonrecurring and non-operating expense and income items, as determined by the Company and as acceptable to the Committee in its sole discretion, based on the facts and circumstances involved, as determined pursuant to generally accepted accounting principles, and as consistently applied by the Committee.

2.4 “Incentive Award” means an incentive compensation award paid to a Participant pursuant to the Plan.

2.5 “Incentive Pool” means the aggregate dollar value of the maximum Incentive Awards payable under the Plan in any Plan Year, as specified in Section 3.1.

2.6 “Operating Income” for purposes of Section 3.1 means the Company's consolidated operating income as determined by the Committee from the Company's annual audited financial statements.

2.7 “Participant” means the Company's Chief Executive Officer and any executive officer of the Company who is identified as eligible to participate in this Plan for a given Plan Year by the Committee.

2.8 “Plan Year” means a period of one year, commencing each January 1 and ending on the following December 31, or such other twelve consecutive month period as may be established from time to time by the Company.

3. ESTABLISHMENT OF INCENTIVE POOL, PERFORMANCE MEASURES AND DETERMINATION OF INCENTIVE AWARDS.

3.1 The Incentive Pool for each Plan Year shall equal 3% of Operating Income for such year.

3.2 No later than 90 days after the beginning of each Plan Year, the Committee shall establish for each Participant the maximum Incentive Award that may be payable to such Participant for such Plan Year, expressed as a percentage of the Incentive Pool for the Plan Year (a “Maximum Percentage”), provided that the Maximum Percentage for any Participant under this Plan for any Plan Year shall not be greater than 33 1/3% of such Incentive Pool.

3.3 As soon as practicable following the end of each Plan Year, the Committee shall determine the amount of the Incentive Pool for such Plan Year and shall certify such amount in a written statement and shall authorize the payment of Incentive Awards in accordance with the terms of the Plan.

3.4 The Committee shall have the sole and absolute discretion to reduce (but not increase) the amount of any Incentive Award otherwise payable under the Plan for each Plan Year or to determine that no Incentive Award shall be payable to a Participant under the Plan (so long as the exercise of such negative discretion does not result in an increase in the Incentive Award payable to any other Participant). The exercise of such discretion may be determined by (i) the extent to which selected Corporate Performance Measures and, if appropriate in the Committee's discretion, selected Division or Business Unit Performance Measures established for each Participant for each Plan Year have been attained, and (ii) the Committee's evaluation of a Participant's individual performance. Under no circumstances shall any Incentive Award be deemed earned by or payable to a Participant under this Plan with respect to any Plan Year unless and until the Committee both certifies the amount of the Incentive Pool for such Plan Year and exercises its discretion to determine whether an Incentive Award shall be paid to each such individual Participant with respect to such Plan Year.

4. PAYMENT OF INCENTIVE AWARDS. Payment of Incentive Awards, less withholding taxes and other applicable withholdings, shall be made to Participants not later than March 15 (March 31, in the case of a Participant who is not a United States taxpayer) following the applicable Plan Year, provided the Committee has certified that the applicable Performance Measures have been satisfied and has determined the amount and approved the payment of the Incentive Award to the Participants. Funding of Incentive Awards under this Plan shall be out of the general assets of the Company or of its wholly-owned subsidiaries. Unless otherwise determined by the Committee in its discretion, Incentive Awards shall be paid in cash.

5. ADMINISTRATION. The Plan shall be administered by the Committee, which shall have full power and authority to interpret, construe and administer the Plan in accordance with the provisions set forth herein. The Committee's interpretation and construction of the Plan, and actions hereunder, or the amount or recipient of the payments to be made from the Plan, shall be binding and conclusive on all persons for all purposes. In this connection, the Committee may delegate to any corporation, committee or individual, regardless of whether the individual is an employee of the Company, the duty to act for the Committee hereunder. No officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith. The expenses of administering the Plan shall be paid by the Company or by a wholly-owned subsidiary of the Company and shall not be charged against the Plan.

6. PARTICIPATION IN THE PLAN. Eligible executive officers of the Company may become Participants in accordance with the terms of the Plan at any time during the Plan Year. If an executive officer becomes a Participant at any time other than as of the commencement of a Plan Year, the Corporate Performance Measures, the Division or Business Unit Performance Measures (if established by the Committee), and the Maximum Percentage for the Participant shall be established by the Committee no later than the time prescribed by the Treasury Regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended.

7. TERMINATION OF EMPLOYMENT. Unless otherwise determined by the Committee, a Participant whose employment in his current position with the Company terminates for any reason prior to the end of a Plan Year shall not be entitled to receive an Incentive Award for such Plan Year.

8. DEFERRAL OF INCENTIVE AWARDS. A Participant may elect to defer receipt of all or any portion of any Incentive Award made under this Plan to a future date as provided in and subject to the terms and conditions of any deferred compensation plan of the Company.

9. MISCELLANEOUS.

9.1 NONTRANSFERABILITY. No Incentive Award payable hereunder, nor any right to receive any future Incentive Award hereunder, may be assigned, alienated, sold, transferred, anticipated, pledged, encumbered, or subjected to any charge or legal process, and if any such attempt is made, or a person eligible for any Incentive Award hereunder becomes bankrupt, the Incentive Award under the Plan which would otherwise be payable with respect to such person may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such award that it deems appropriate.

9.2 CLAIM TO INCENTIVE AWARDS AND EMPLOYMENT RIGHTS. Nothing in this Plan shall require the Company to segregate or set aside any funds or other property for purposes of paying all or any portion of an Incentive Award hereunder. No Participant shall have any right, title or interest in or to any Incentive Award hereunder prior to the actual payment thereof, nor to any property of the Company. Neither the adoption of the Plan nor the continued operation thereof shall confer upon any employee any right to continue in the employ of the Company or shall in any way affect the right and power of the Company to dismiss or otherwise terminate the employment of either Participant at any time for any reason, with or without cause.

9.3 INCOME TAX WITHHOLDING/RIGHTS OF OFFSET. The Company shall have the right to deduct and withhold from all Incentive Awards all federal, state and local taxes as may be required by law. In addition to the foregoing, the Company shall have the right to set off against the amount of any Incentive Award which would otherwise be payable hereunder, the amount of any debt, judgment, claim, expense or other obligation owed at such time by the Participant to the Company or any subsidiary.

9.4 GOVERNING LAW. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of Delaware.

10. AMENDMENT AND TERMINATION. The Plan may be amended or terminated at any time and for any reason by the Committee. The Committee may, in its sole discretion, reduce or eliminate an Incentive Award to any Participant at any time and for any reason. The Plan is specifically designed to guide the Company in granting Incentive Awards and shall not create any contractual right of any employee to any Incentive Award prior to the payment of such award.

11. EFFECTIVE DATE. The Plan shall be effective for the Plan Year beginning January 1, 2007 and each subsequent Plan Year.